                                                                   EXHIBIT 99.1

TO BUSINESS AND ENERGY EDITORS:

                             /C O R R E C T I O N -- Energy West Incorporated/

    In the news release, Energy West Incorporated (Nasdaq: EWST) Announces a 23
Day Extension of Credit Agreement, issued yesterday, June 2, by Energy West
Incorporated over PR Newswire, we are advised by the company that the headline should read, "Energy West Incorporated Announces a 21 Day Extension of Credit
Agreement" rather than "Energy West Incorporated Announces a 23 Day Extension of
Credit Agreement," as originally issued. Complete corrected release follows:

    Energy West Incorporated Announces a 21 Day Extension of Credit Agreement

    GREAT FALLS, Mont., June 2 /PRNewswire-FirstCall/ -- Energy West
Incorporated (Nasdaq: EWST), a natural gas, propane and energy marketing company serving the Rocky Mountain states, announced today that it has agreed with Wells
Fargo Bank Montana, N.A., on an additional extension of its credit facility through June 23, 2003. The Wells Fargo credit facility was originally scheduled to expire on May 1, 2003 and previously was extended through June 2, 2003. Under the terms of the new extension, Energy West will have approximately $6.1 million of total borrowing capacity, and as previously announced, will not request new letters of credit during the extension period. Although currently Energy West has borrowed the full amount of its capacity, the Company believes it will have sufficient liquidity to fund its operations during the extension period through a combination of cash on hand and cash flow from operations.

    Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995 for any forward-looking statements made by, or on behalf of
EWST. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond EWST's control. EWST expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in EWST's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

For additional information or clarification, please contact: JoAnn S. Hogan,
Financial Communications, 1-406-791-7555, jshogan@ewst.com, or John C. Allen,
Corporate Counsel and Vice-President, 1-406-791-7503, jcallen@ewst.com, both of
Energy West Incorporated.

Our toll-free number is 1-800-570-5688.  Our web address is www.energywest.com

Our address is P.O. Box 2229, Great Falls MT 59403-2229